Exhibit 10.1

U.S. $ 5,000,000

LOAN AGREEMENT
by and among
IMH FINANCIAL CORPORATION,
as the Borrower
SRE MONARCH LENDING, LLC,
as the Lender

Dated as of December 31, 2014

Exhibit 10.1

LOAN AGREEMENT
THIS LOAN AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of December 31, 2014, by and among:
(1)    IMH FINANCIAL CORPORATION, a Delaware corporation, as the borrower (the “Borrower”); and
(2)    SRE MONARCH LENDING, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender).
RECITALS
WHEREAS, the Borrower has requested that the Lender extend credit by making Advances (as defined below) from time to time prior to the Termination Date (as defined below); and
WHEREAS, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms.
Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:
“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Accrual Period:”: The period from and including the initial Advance Date to and including the applicable Determination Date.
“Advance”: The meaning specified in Section 2.1(b).
“Advance Date”: With respect to any Advance, the date on which such Advance is made.

Exhibit 10.1

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.
“Address Notice”:    A written notice executed by Borrower containing the name and address of Lender addressed to the Corporate Finance Debt Facility Lender directing such Corporate Finance Debt Facility Lender to change the address to which notices are to be given to Borrower pursuant to the Corporate Finance Debt Facility Documents so that, in addition to Borrower, Lender will be a Person to whom copies of notices to the Borrower are to be given pursuant to the Corporate Finance Debt Facility Documents are to be sent (at the address specified in the Address Notice).
“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding any provision contained in this Agreement to the contrary, it is agreed that Lender is not an Affiliate of the Borrower for purposes of the Transaction Documents.
“Agreement”: The meaning specified in the Preamble.
“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi‑judicial tribunal or agency of competent jurisdiction.
“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Base Rate”: For any day, (a) on or prior to the Stage One Base Rate End Date, the Stage One Base Rate and (b) for any date after the Stage One Base Rate End Date, the Stage Two Base Rate.
“Borrower”: The meaning specified in the Preamble.
“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in Chicago, Illinois.
“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a

Exhibit 10.1

Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Change of Control”: The occurrence of any change of control of the Borrower (“control” being defined for purposes of this definition as the possession, direct or indirect, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise).
“Closing Date”: December 31, 2014.
“Code”: The Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: The commitment of the Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the Termination Date, $5,000,000, and (b) on or after the Termination Date, zero.
“Corporate Finance Debt Facility”: The Loan Agreement dated as of June 7, 2011 between Borrower and Corporate Finance Debt Facility, Lender, as amended, modified, supplemented or restated from time to time.
“Corporate Finance Debt Facility Lender” means NWRA Ventures I, LLC, and its successors and assigns as the lender of the Corporate Finance Debt Facility.
“Corporate Finance Debt Facility Payment Date” means the date the Corporate Finance Debt Facility has been paid in full (other than indemnification and analogous obligations that, by then express terms, survive payment of the borrowings pursuant to the Corporate Finance Debt Facility).
“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Determination Date”: Any day on or after the initial Advance Date.
“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.
“ERISA”: The United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.
“Event of Default”: The meaning specified in Section 9.1.
“Excepted Persons”: The meaning specified in Section 12.13(a).

Exhibit 10.1

“Exchange Act”: The United States Securities Exchange Act of 1934.
“Excluded Taxes”: The meaning specified in Section 2.13(e).
“Facility Additional Fee”: The fee in the amount of Fifty Thousand Dollars ($50,000) which shall be earned on the Closing Date and shall be due and payable in full on the Facility Maturity Date unless all Advances, Interest and other sums owing Lender pursuant to the Transaction Documents have been paid in full or on before the Facility Maturity Date. However, in the event that all Advances, Interest and other sums (other than the Facility Additional Fee) owing Lender pursuant to the Transaction Documents have been paid in full on or before the Facility Maturity Date, the Facility Additional Fee shall not be due and payable.
“Facility Amount”: $5,000,000, as such amount may vary from time to time pursuant to Section 2.3(c) hereof; provided that on and after the Termination Date, the Facility Amount shall mean the Advances Outstanding.
“Facility Exit Fee”: The fee in the amount (but, not less than zero) equal the amount of Interest that would accrue at the Base Rate from and including the date of an Advance to, but not including, August 23, 2015 minus the amount of Interest that accrues in respect of such Advance and is paid on the Facility Maturity Date, provided, however, if no Advances are made, the Facility Exit Fee shall be zero. The Facility Exit Fee shall be earned on the Closing Date and shall be due and payable on the Facility Maturity Date.
“Facility Maturity Date”: The Open Payment Date.
“Facility Use Fee”: The fee, calculated on each Facility Use Fee Date, equal to two percent (2%) of the Advances Outstanding as of 11:59 P.M. on the day immediately preceding each Facility Use Fee Date. The Facility Use Fee shall be earned on each Facility Use Fee Date and shall be due and payable on the Facility Maturity Date.
“Facility Use Fee Date”: The twenty-second day of October, January, April and July, commencing on October 22, 2015. If any such day is not a Business Day, the Facility Use Fee Date will be the immediately preceding Business Day.
“Facility Structuring Fee”: A fee in the amount of $100,000, due and payable pursuant to Section 2.11(b).
“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the Closing Date, and any regulations or official interpretations thereof (including any Revenue Rulings, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions, and applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect to the foregoing.
“Final Judgment”: An order of a court of competent jurisdiction that becomes final by appeal or lapse of time for appeal.

Exhibit 10.1

“Foreign Lender”: A Lender that is not a United States Person.
“Funding Date”: With respect to any Advance, the second (2nd) Business Day after receipt by the Lender of a Funding Notice and other required deliveries in accordance with Section 2.2.
“Funding Notice”: A notice in the form of Exhibit A requesting an Advance, including the items required by Section 2.2.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.
“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑US. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or

Exhibit 10.1

determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Indebtedness”: With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Amounts”: The meaning specified in Section 10.1(a).
“Indemnified Parties”: The meaning specified in Section 10.1(a).
“Indemnified Taxes”: The meaning specified in Section 2.13(a).
“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding‑up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or (c) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person for substantially all of such Person’s property, or the making by such Person of any general assignment for the benefit of creditors.

Exhibit 10.1

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Intercreditor Agreement”. The Subordination Agreement between the Corporate Finance Debt Facility Lender and Lender, as amended, modified, supplemented or restated from time to time.
“Interest”: For any Accrual Period, the sum of the amounts determined (with respect to each day during such Accrual Period) in accordance with the following formula:

IR x P x 1
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day; and

D	=	360 days (or, to the extent the Interest Rate is
the Base Rate, 365 or 366 days, as applicable).

“Interest Rate”: The Base Rate provided that following the occurrence of an Event of Default, the Interest Rate per annum shall be equal to twenty-five percent (25%).
“Lender”: The meaning specified in the Preamble (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor and assignee or participant).
“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.
“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document, (c) the rights and remedies of the Lender with respect to matters arising

Exhibit 10.1

under this Agreement or any other Transaction Document, or (d) the ability of the Borrower to perform its obligations under any Transaction Document to which it is a party.
“Maximum Lawful Rate”: The meaning specified in Section 2.5.
“Non‑Exempt Lender”: The meaning specified in Section 2.13(e).
“Note”: The Promissory Note executed and delivered to Lender pursuant to Section 2.1(a), as amended, modified, supplemented or restated from time to time.
“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document to which the Borrower is a party made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents).
“OFAC”: The meaning specified in Section 4.1(x).
“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.
“Open Payment Date”: means the ninety-first (91st) day after the Corporate Finance Debt Facility Payment Date.
“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Lender in its reasonable discretion.
“Other Taxes”: The meaning specified in Section 2.13(b).
“Payment Date”: the Facility Maturity Date.
“Pension Plan”: The meaning specified in Section 4.1(x).
“Permitted Use: The meaning specified in Section 2.1(c).
“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

Exhibit 10.1

“Register”: The meaning specified in Section 12.16(b).
“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.
“Reportable Event”: A reportable event within the meaning of Section 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.
“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Section 2.13 Certificate”: The meaning specified in Section 2.13(e).
“Sedona Assets”:    The hotels, restaurants, spas, amenities and land owned or operated that are commonly referred to as “L’Auberge de Sedona” and “Orchards Inn” in Sedona, Arizona.
“Sedona Subsidiary”: Any Subsidiary of the Borrower that owns, leases or operates all or any part of the Sedona Assets or any direct or indirect legal, equitable or beneficial interest therein or in its owners.
“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.
“Stage One Base Rate”:     The rate per annum equal to sixteen percent (16%).
“Stage One Base Rate End Date”    October 22, 2015.
“Stage Two Base Rate”:    The rate per annum equal to twenty percent (20%)
“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to

Exhibit 10.1

elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.
“Taxes”: The meaning specified in Section 2.13(a).
“Termination Date”: The earliest of (a) the January 22, 2015, (b) the occurrence of an Event of Default, (c) the Corporate Finance Debt Facility Payment Date or (d) the date on which the Obligations are irrevocably paid in full and the Facility Amount is reduced to zero pursuant to Section 2.3(c). If, as of the Termination Date, no Event of Default has occurred and is continuing and the Obligations have been irrevocably paid in full and the Facility Amount has been reduced to zero pursuant to Section 2.3(c), this Agreement shall, except with respect to Article X of this Agreement, terminate and be of no further force and effect on either party to this Agreement.
“Transaction Documents”: This Agreement and the Note.
“United States”: The United States of America.
“United States Person”: A “United States person” as defined under Section 7701(a)(30) of the Code.
“Unused Facility Amount”: At any time, (a) the Facility Amount minus (b) the Advances Outstanding at such time.
“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56.
Section 1.2    Other Terms.
All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.
Section 1.3    Computation of Time Periods.
Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.4    Interpretation.
In each Transaction Document, unless a contrary intention appears:
(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

Exhibit 10.1

(c)    reference to any gender includes each other gender;
(d)    reference to day or days without further qualification means calendar days;
(e)    reference to any time means Chicago, Illinois time;
(f)    reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;
(g)    reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; and
ARTICLE II

THE LOAN
Section 2.1    The Note.
(a)    On the terms and conditions hereinafter set forth, the Borrower shall deliver on the Closing Date, to the Lender at the address set forth on Annex A to this Agreement, a duly executed promissory note in substantially the form of Exhibit B, dated as of the date of this Agreement, in a face amount equal to the Lender’s Commitment as of the Closing Date and otherwise duly completed. The Note shall evidence Borrower’s obligations to pay Advances with Interest.
(b)    The Borrower may, at its option, request that the Lender make advances of funds (each, an “Advance”) pursuant to a Funding Notice; provided, however, that the Lender shall not be obligated to make any Advance after the Termination Date. Following the receipt of a Funding Notice and subject to the terms and conditions hereinafter set forth, the Lender shall fund such Advance. Notwithstanding anything to the contrary herein, the Lender shall not make any Advance if, after giving effect to such Advance, (i) a Default or Event of Default exists or would result therefrom or (ii) the Advances Outstanding would exceed the Commitment.
(c)    Any Advance made to Borrower shall only be used by Borrower to pay any amounts that may be due or outstanding under the Corporate Finance Debt Facility or to reimburse Borrower on a dollar-for-dollar basis for Borrower’s payment of amounts that may be due or outstanding under the Corporate Debt Facility (the “Permitted Use”). Borrower shall not use any Advance for any purpose other than the Permitted Use.
Section 2.2    Procedures for Advances by the Lender.

Exhibit 10.1

(a)    Subject to the limitations set forth in Sections 2.1(b) and 2.1(c), the Borrower may request an Advance from the Lender by delivering to the Lender at certain times the information and documents set forth in this Section 2.2.
(b)    With respect to all Advances, no later than 1:00 p.m. (Chicago, Illinois time) two (2) Business Days prior to the proposed Funding Date, the Borrower shall deliver:
(i)    to the Lender a wire disbursement and authorization form, to the extent not previously delivered; and
(ii)    to the Lender a duly completed Funding Notice which shall (a) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Commitment and must be at least equal to $2,500,000, (b) specify the proposed Funding Date of such Advance, and (c) specify the uses of the requested Advance for a Permitted Use. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Lender after 1:00 p.m. (Chicago, Illinois time) or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Lender at 9:00 a.m. (Chicago, Illinois time) on the next Business Day.
(c)    On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III, the Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to the least of (i) the amount requested by the Borrower for such Advance and (ii) the Unused Facility Amount.
Section 2.3    Principal Repayments.
(a)    The Borrower shall not prepay Advances Outstanding in whole or in part prior to the Facility Maturity Date. Any amount that is repaid may not be reborrowed.
(b)    The Obligations (other than contingent obligations for which the applicable contingency has not yet occurred) shall be repaid in full on the Facility Maturity Date or on such later date as is agreed to in writing by the Borrower and the Lender.
(c)    The Borrower shall have the right, on any day, to permanently reduce the Facility Amount in whole or in part upon not less than one (1) Business Day prior written notice to the Lender; provided that (i) after giving effect to such reduction, the Facility Amount shall not be less Advances Outstanding and (ii) if the Facility Amount is reduced to zero, the Termination Date shall occur on the date of such reduction.
Section 2.4    Determination and Payment of Interest. The Borrower shall pay all outstanding Interest on the Facility Maturity Date.
Section 2.5    Maximum Lawful Rate. Notwithstanding any other provisions contained in this Agreement or the Note, if at any time the rate of interest payable by the Borrower under the Note when combined with any and all other charges provided for in the Note, in this

Exhibit 10.1

Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be exceeded, the rate of interest under the Note and this Agreement shall be equal to the Maximum Lawful Rate. In no event shall the total interest received by the Lender under the Note and this Agreement exceed the amount which the Lender could lawfully have received had the interest due under the Note and this Agreement been calculated since the date of this Note at the Maximum Lawful Rate.
Section 2.6    Payment by Junior Lender under Intercreditor Agreement. To the extent Lender receives payments from the Borrower that the Lender pays to the Corporate Finance Debt Facility Lender pursuant to Section 9c of the Intercreditor Agreement, such payments to Lender shall not constitute payments on account of the Obligations and shall continue to be owed by the Borrower and shall be due and payable as part of the Indebtedness owing Lender on the Facility Maturity Date.
Section 2.7    [Reserved] .
Section 2.8    [Reserved].
Section 2.9    [Reserved].
Section 2.10    Payments, Computations, Etc.
Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. All payments made under the Transaction Documents shall be applied first, to the payment of any sums (other than principal, interest and the Facility Exit Fee) due from Borrower to Lender under the Loan Documents, second, to any interest, third to the Exit Fee, and last to the principal amount.
Section 2.11    Fees.
(a)    The Borrower shall pay Lender’s reasonable estimated fees and out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of its counsel) in connection with the negotiation, documentation and closing of the transactions contemplated by this Agreement incurred through the Closing Date on the Closing Date.
(b)    The Borrower shall pay the Facility Structuring Fee to the Lender on the Closing Date.
(c)    The Borrower shall pay the Facility Additional Fee on the Facility Maturity Date. For the avoidance of doubt the Facility Additional Fee shall not be payable if no Advances are made or, if Advances are made, all of such Advances, Interest and other obligations of the Borrower are paid, in full, on the Facility Maturity Date.

Exhibit 10.1

(d)    The Borrower shall pay the Facility Exit Fee on the Facility Maturity Date.
(e)    In the event that any Advances Outstanding and Interest thereon remain unpaid on a Facility Use Fee Date, the Facility Use Fee calculated with respect to such date shall be earned. On the Facility Maturity Date, the Borrower shall pay the Facility Use Fee for each Facility Use Fee Date from and including October 22, 2015 through and including the Facility Maturity Date. In no event will the Facility Maturity Date be extended by virtue of payment or earning of the Facility Use Fee.
Section 2.12    Increased Costs; Capital Adequacy; Illegality.
(a)    If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Indemnified Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Indemnified Party to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to the Lender in respect thereof, or any right or obligation to make Advances or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Indemnified Party or (c) impose any other condition affecting any Indemnified Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Indemnified Party or to reduce the amount of any sum received or receivable by an Indemnified Party under this Agreement or under any other Transaction Document, then on the Facility Maturity Date, following demand by such Indemnified Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such additional or increased cost incurred or such reduction suffered.
(b)    If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Indemnified Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Indemnified Party with any request or directive regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of any Indemnified Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Indemnified Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Indemnified Party with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, on the Payment Date, following demand by such Indemnified Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such reduction.

Exhibit 10.1

(c)    If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Indemnified Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Indemnified Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) days after demand by such Indemnified Party, the Borrower shall pay to such Indemnified Party such additional amount or amounts as may be necessary to reimburse such Indemnified Party for any amounts payable or paid by it.
(d)    In determining any amount provided for in this Section 2.12, the Indemnified Party may use any reasonable averaging and attribution methods. Any Indemnified Party making a claim under this Section 2.12 shall submit to the Borrower a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.
(e)    Failure or delay on the part of any Indemnified Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Indemnified Party’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate an Indemnified Party pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that such Indemnified Party notifies the Borrower of such Indemnified Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.
(f)    The Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that the Lender shall not be obligated to take any actions that would, in the reasonable opinion of the Lender, be disadvantageous to the Lender. In no event will Borrower be responsible for increased amounts referred to in this Section 2.12 which relates to any other entities to which the Lender provides financing.
(g)    The payment of amounts under this Section 2.12 shall be on an after‑Tax basis.
(h)    Any and all amounts payable under this Section 2.12 shall be due and payable on the Facility Maturity Date.
Section 2.13    Taxes.
(a)    Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Transaction Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any

Exhibit 10.1

applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Transaction Documents to the Lender (including for purposes of Section 2.12 and this Section 2.13, any assignee, successor, or participant), (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.13(a)) the Lender receives on the date on which the related payment is due an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Indemnified Taxes. For purposes of this Agreement “Indemnified Taxes” are Taxes other than (A) Taxes that are imposed on the Lender’s overall net income (and franchise taxes imposed in lieu thereof and branch profits taxes) by the jurisdiction of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed solely as a result of the Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Indemnified Taxes), (B) Taxes imposed under FATCA, and (C) any U.S. federal withholding tax that is imposed on amounts payable to a Lender at the time such person becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a change in law) to comply with Section 2.13(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).
(b)    In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value‑added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”).
(c)    Borrower hereby agrees to indemnify the Lender for, and to hold it harmless against, the full amount of Indemnified Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13(c) imposed on or paid by the Lender or any direct or indirect owner of the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Borrower provided for in this Section 2.13(c) shall apply and be made whether or not the Indemnified Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.
(d)    Within thirty (30) days after the date of any payment of Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to the Lender for its own account a certified copy of the original official receipt evidencing payment thereof.
(e)    Each Lender shall deliver or cause to be delivered to Borrower on or before becoming a Lender under this Agreement and, to the extent legally entitled to do so, upon any

Exhibit 10.1

previously delivered documentation becoming incorrect or obsolete, the applicable IRS Form W-9 or W-8, including, if a Foreign Lender, (i) all required attachments, (ii) a claim for benefits of a tax treaty with the United States (to the extent applicable), and (iii) a certificate substantially in the form of Exhibit I (a “Section 2.13 Certificate”), if claiming the portfolio interest exemption. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so
.
(f)    [Reserved].
(g)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the other Transaction Documents. Nothing contained in Section 2.12 or this Section 2.13 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
(h)    Any and all amounts payable by Borrower under this Section 2.13, including, without limitation, any indemnification payment under Section 2.13(c) above, shall be due and payable on the Facility Maturity Date.
ARTICLE III
CONDITIONS TO CLOSING AND ADVANCES
Section 3.1    Conditions to Closing.
The Lender shall not be obligated to make any Advance hereunder, nor shall the Lender be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Lender:
(a)    This Agreement shall have been duly executed by, and delivered to, the parties thereto;
(b)    The Lender shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby including, without limitation, the consent of the Corporate Finance Debt Facility Lender;
(c)    The Lender shall have received the executed legal opinion or opinions of Polsinelli, counsel to the Borrower, in form and substance acceptable to the Lender in its reasonable discretion;
(d)    All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Lender,

Exhibit 10.1

and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request;
(e)    The Lender shall have received a duly executed copy of the Note in a principal amount equal to the Commitment;
(f)    The Lender shall have received a secretary’s certificate of the Borrower, dated as of the Closing Date, that includes a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors (or analogous governing body) of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and (ii) the borrowings contemplated thereunder, which certification shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;
(g)    The Lender shall have received a secretary’s certificate of the Borrower, dated as of the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Transaction Document, which certificate shall be included in the certificate delivered pursuant to Section 3.1(f), shall be satisfactory in form and substance to the Lender, and shall be executed by a Responsible Officer of the Borrower;
(h)    The Lender shall have received true and complete copies of the Governing Documents of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary of the Borrower, which certification shall be included in the certificate delivered pursuant to Section 3.1(f) and shall be in form and substance satisfactory to the Lender;
(i)    The Lender shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower in the jurisdiction of its organization;
(j)    The Lender shall have received the Facility Structuring Fee to be received on the Closing Date referred to in Section 2.11(b); and
(k)    The Lender and Corporate Finance Debt Facility Lender shall have executed and delivered to each after the Intercreditor Agreement (the consent of the Corporate Finance Debt Facility Lender described in Section 3.2(b) may be incorporated into the Intercreditor Agreement).
(l)    The Borrower shall have demonstrated to the satisfaction of Lender that Borrower shall have sent the Address Notice to the Corporate Finance Debt Facility Lender in the manner specified in the Corporate Finance Debt Facility Documents.
Section 3.2    Conditions Precedent to All Advances.
Each Advance under this Agreement shall be subject to the further conditions precedent that:

Exhibit 10.1

(a)    the Borrower shall have delivered to the Lender no later than 1:00 p.m. (Chicago, Illinois time), two (2) Business Days prior to the related Funding Date an executed Funding Notice in the form of Exhibit A;
(b)    as of the related Funding Date, the Corporate Finance Debt Facility shall be in full force and effect;
(c)    No Default or Event of Default shall have occurred and be continuing thereunder.
(d)    [Reserved]
(e)    On the date of the first Advance and the date of each Advance thereafter, the following shall be true and correct, and the Borrower shall have certified in the related Funding Notice that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:
(i)    The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);
(ii)    No event has occurred, or would result from such Advance or from the application of proceeds thereof, that constitutes an Event of Default or Default;
(iii)    On and as of such day, immediately after giving effect to such Advance, the Advances Outstanding do not exceed the Commitment;
(iv)    On and as of such date, Borrower has performed all of the covenants and agreements of the Borrower contained in this Agreement to be performed by the Borrower on or prior to such day and with respect to the covenants and agreements set forth in Section 5.2, no action, omission, circumstance, event or condition has occurred or exists which would constitute a Default or Event of Default should the covenants and agreements in Section 5.2 have been in effect and binding on Borrower from and after the Closing Date;
(v)    No Applicable Law shall prohibit or enjoin the making of such Advance by the Lender.
(f)    With respect to any Advance, the Termination Date shall not have occurred;
(g)    The Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lender for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lender;

Exhibit 10.1

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Lender, which right may be exercised at any time on the demand of the Lender, to rescind such Advance relating to the Loan or Loans that failed to satisfy the foregoing conditions precedent and direct the Borrower to pay to the Lender an amount equal to such Advance.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
(a)    Organization and Good Standing. The Borrower (i) has been duly organized, and is validly existing as a corporation in good standing, under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to own or lease its properties, and conduct its business as such business is presently conducted.
(b)    Due Qualification. The Borrower is (i) duly qualified to do business and is in good standing as a corporation in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved would not have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary corporate power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action, the execution, delivery and performance of each Transaction Document to which it is a party on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.
(d)    Binding Obligation. Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
(e)    No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien

Exhibit 10.1

(other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) to the best of Borrower’s knowledge, violate any Applicable Law.
(f)    Agreements. The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary of the Borrower is in default in any manner under the Corporate Finance Debt Facility or any provision of any indenture or other agreement or instrument evidencing other Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, or any judgment, decree or order by which the Borrower is bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.
(g)    No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have Material Adverse Effect.
(h)    All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party.
(i)    Solvency. The Borrower (i) is Solvent and (ii) is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent.
(j)    Taxes. The Borrower has timely filed or caused to be timely filed all Tax returns required to be filed by it and have timely paid all Taxes due (including all Taxes on the income and gain of the Borrower).
(k)    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
(l)    Reports Accurate. All information, exhibits, Funding Notices, financial statements, documents, books, records or reports relating to the Borrower furnished or to be furnished to the Lender by the Borrower in connection with this Agreement are true, complete and correct in all material respects. No financial statement, material report, material certificate or other material information (other than projected financial information, pro forma financial information, estimated

Exhibit 10.1

financial information and other projected or estimated information) furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(m)    FEIN. The Borrower’s Federal Employee Identification Number is 27-1537126.
(n)    Burdensome Provisions. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.
(o)    Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.
(p)    Investment Company Act. The Borrower is not, and is not “controlled by”, an “investment company” within the meaning of, and is not subject to regulation under, the 1940 Act.
(q)    ERISA. The Borrower does not maintain, nor are any employees of the Borrower permitted to participate in, an “employee pension benefit plan,” as such term is defined in Section 3(3) of ERISA which is subject to Title IV of ERISA (a “Pension Plan”).
(r)    Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).
(s)    No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Borrower since September 30, 2014.
(t)    Karlin. A true and complete copy of the Karlin Term Sheet is attached to this Agreement as Schedule 4.1(t). The Karlin Term Sheet has not been amended modified, supplemented or restated.
(u)    Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects.

Exhibit 10.1

(v)    USA Patriot Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (“OFAC”) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non‑Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.
ARTICLE V
GENERAL COVENANTS
Section 5.1    Affirmative Covenants of the Borrower.
The Borrower covenants and agrees with the Lender that, with respect to the covenant and agreement in Section 5.1(1) from and after the Closing Date and with respect to the other subsections of this Section 5.1 from and after the initial Advance, and so long as this Agreement shall remain in effect and until the Obligations shall have been paid in full:
(a)    Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws.
(b)    Preservation of Company Existence. The Borrower will (i) preserve and maintain its company existence, rights, franchises, licenses and privileges necessary to the conduct of its business in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, licenses, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Lender if such amendment would be materially adverse to the Lender.
(c)    Keeping of Records and Books of Account. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested, without unreasonably interfering with such party’s business and affairs and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor, in each case, other than (x) material and affairs protected by the attorney‑client privilege and (y) materials which such party may not disclose without violation of confidentiality obligations binding upon it. For the avoidance of doubt, the right of the Lender

Exhibit 10.1

provided herein to visit and inspect the financial records and properties of the Borrower shall be limited to not more than one (1) such visit and inspection in any fiscal quarter; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections, provided that such visits and inspections are at reasonable times and do not unreasonably interfere with Borrower’s business and affairs, and after the resolution of such Event of Default, the number of visits occurring in the current fiscal quarter shall be deemed to be zero.
(d)    Compliance with Agreements. The Borrower will comply in all material respects with each term, condition and provision of all material leases, material agreements and other material instruments to which it is a party.
(e)    Events of Default. Promptly following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide the Lender with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(f)    Obligations. The Borrower shall (i) pay all assessments and other governmental charges that may be levied or assessed upon it or any of its assets, (ii) pay its Indebtedness and other obligations promptly and in accordance with the terms thereof, and (iii) pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a lien on any of its assets.
(g)    Taxes. The Borrower will at all times continue to be treated as a U.S. corporation for U.S. federal income tax purposes and will timely file or cause to be timely filed all Tax returns required to be filed by it and will timely pay all Taxes due (including all Taxes on the income and gain of the Borrower).
(h)    Use of Proceeds. The Borrower will use the proceeds of the Advances only for a Permitted Use.
(i)    Notices. The Borrower will furnish to the Lender:
(i)    Income Tax Liability. Within ten (10) Business Days after its receipt of the same, any revenue agent report or other written proposal, determination or assessment of the Internal Revenue Service (or any other taxing authority) which proposes, determines or otherwise sets forth any increase to the Tax liability of, or assesses or proposes the collection of Taxes required to have been withheld by, the Borrower which, when aggregated with all other such items, equals or exceeds $1,000,000 in the aggregate, in each case. specifying the nature of the items giving rise to such adjustments and the amounts thereof. The Borrower may deliver such required notice by telephone if the same is confirmed in writing within five (5) Business Days;

Exhibit 10.1

(ii)    Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;
(iii)    Representations and Warranties. Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Lender if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;
(iv)    ERISA. Promptly after receiving notice of any Reportable Event with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;
(v)    Proceedings. As soon as possible and in any event within three (3) Business Days after an executive officer of the Borrower receives notice or obtains knowledge thereof, notice of (A) any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or (B) any other material attachment, material Lien, material levy or material order that may be assessed against or threatened against any of its assets or, the Transaction Documents, or the Borrower or any Subsidiary of the Borrower;
(vi)    Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any change in the accounting policies of the Borrower relating to loan accounting or revenue recognition.
(vii)    Anti-Money Laundering. Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the USA Patriot Act), as from time to time requested by the Lender.
(viii)    Contractual Obligations. Promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of any event that constitutes or that with the passage of time or giving of notice or both would constitute a default or event of default under any material Contractual Obligation of the Borrower (or any Subsidiary of the Borrower) or by which the Borrower may be bound which would have a Material Adverse Effect.
(ix)    Governmental Violations. Promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of any violation of Applicable Law

Exhibit 10.1

by the Borrower (or any Subsidiary of the Borrower) received by the Borrower (or any Subsidiary of the Borrower) from any Governmental Authority which would have a Material Adverse Effect.
Each notice pursuant to this Section 5.1(i) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth, in reasonable detail, details of the occurrence related to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to such Sections shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.
(j)    Financial Statements. The Borrower shall furnish to the Lender:
(i)    as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a copy of the balance sheet of Borrower as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;
(ii)    as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Borrower, the balance sheets of the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings and of cash flows of Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Borrower as being fairly stated in all material respects (subject to normal year end audit adjustments);
(iii)    within five (5) Business Days after the same are filed, copies of all financial statements, filings and reports which the Borrower may make to, or file with, the United States Securities and Exchange Commission;
(iv)    upon demand by the Lender, copies of all foreign, federal, state and local income tax returns and reports filed by the Borrower or in which the Borrower was included.
All financial statements described in clauses (i) and (ii) of this Section 5.1(j) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
So long as Borrower is required by Applicable Laws to file 10Q and 10K Reports with the United States Securities and Exchange Commission, Borrower’s obligations under this Section 5.1(j) may be satisfied by delivery to the Lender of such forms 10K with respect

Exhibit 10.1

to clause (i) of this Section 5.1(j) not later than five (5) Business Days after the date such report is filed with the United States Securities and Exchange Commission and forms 10Q with respect to clause (ii) of this Section 5.1(j) not later than five (5) Business Days after such report is filed with the United States Securities and Exchange Commission.
(k)    Corporate Finance Debt Facility. The Borrower shall deliver to the Lender concurrently with the delivery to (and, not later than two (2) Business Days after receipt from) the Corporate Finance Debt Facility Lender, a true and complete copy of all notices and demands given to, or received from, the Corporate Debt Finance Facility Lender. Borrower will give Lender not less than one (1) Business Day’s prior notice of Borrower’s intended execution and delivery of any amendments or modifications of the Corporate Debt Financing Facility Documents together with a true and complete copy of the proposed amendments or modification and Borrower shall, not later than two (2) Business Days after the execution of any amendments or modifications of the Corporate Finance Debt Facility Documents, give Lender a true and complete copy of all amendments and modifications of the Corporate Finance Debt Facility Documents. Borrower will not modify or rescind the Address Notice without Lender’s approval and will, promptly after request from Lender, from time to time, give the Corporate Finance Debt Facility Lender, Address Notices, in the manner specified in the Corporate Finance Debt Facility Documents, changing the Lender’s name, address or both, as requested by Lender from time to time.
(l)    Further Assurances. The Borrower will execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents.
(m)    Insurance. The Borrower will maintain or cause to be maintained such policies of insurance as Persons similarly situated to the Borrower and its Subsidiaries would prudently maintain.
Section 5.2    Negative Covenants of the Borrower.
The Borrower covenants and agrees with the Lender that, from and after the initial Advance and so long as there are any Advances Outstanding:
(a)    Investment. The Borrower will not (or permit any of its Subsidiaries to) make any new investments without Lender’s consent other than (a) the purchase of direct obligations of the United States or (b) reasonable collection expenses reasonably related to the collection activities of the Borrower. The Borrower will not (or permit any of its Subsidiaries to) acquire all or any portion of the Corporate Debt Finance Facility or any direct or indirect benefit interest therein.
(b)    Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation unless the Borrower is the surviving entity or sell, transfer, convey or lease all or substantially all of its assets.
(c)    ERISA Matters. The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any transaction that is a prohibited transaction within the meaning of

Exhibit 10.1

Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan or an ERISA Affiliate, if any, other than a Multiemployer Plan, (iii) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan of an ERISA Affiliate, if any, so as to result in any liability, or (v) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan of an ERISA Affiliate, if any.
(d)    Governing Documents. The Borrower will not amend, modify, waive or terminate any provision of its articles or certificate of incorporation, in each instance, which would be materially adverse to the Lender, without the prior written consent of the Lender.
(e)    Restricted Payments. The Borrower will not, without the prior written consent of the Lender, declare or pay any dividend on, or make any payment or distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of its Capital Stock or make any distribution of cash, Property, or assets to the holders of its Capital Stock, or make any payment to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding; provided that, notwithstanding the foregoing, the Borrower may make distributions (including tax distributions) to the holder of its preferred capital stock that is outstanding of the Closing Date.
(f)    Fiscal Year. The Borrower shall not change its fiscal year or method of accounting without providing the Lender with prior written notice (i) providing a detailed explanation of such changes and (ii) including pro forma financial statements demonstrating the impact of such change.
(g)    Change of Control. The Borrower shall not enter into any transaction or agreement which results in a Change of Control.
(h)    [Reserved].
(i)    Indebtedness. After the Corporate Finance Debt Facility Payment Date, Borrower will not incur (or permit any Subsidiary to incur), any Indebtedness, without Lender’s prior written consent. Lender approves the borrowing of the loan described in the Karlin Term Sheet substantially upon the terms and conditions specified in the Karlin Term Sheet attached hereto as Schedule 4.1(t).

Exhibit 10.1

ARTICLE VI

[RESERVED]
ARTICLE VII

[RESERVED]
ARTICLE VIII

[RESERVED]
ARTICLE IX

EVENTS OF DEFAULT
Section 9.1    Events of Default.
The following events shall be Events of Default (“Events of Default”) hereunder:
(a)    any failure by the Borrower to make any payment when due under the Transaction Documents; or
(b)    the entry of a Final Judgment that an Event of Default has occurred under the Corporate Finance Debt Facility; or
(c)    any failure on the part of the Borrower duly to observe or perform in any material respect any other covenants or agreements of the Borrower (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower provided, however, if such remedy cannot reasonably be completed prior to the end of such 30-day period, such 30-day remediation period will be extended as reasonably necessary, but not by more than sixty (60) days provided that Borrower has commenced the remediation within such 30-day period and proceeds with reasonable diligence to remedy such failure; or
(d)    the occurrence of an Insolvency Event in respect of the Bankruptcy Code relating to the Borrower; or
(e)    the acceleration of any Indebtedness incurred by Borrower or any Subsidiary of Borrower with an aggregate outstanding principal balance in excess of $5,000,000 or the (ii)

Exhibit 10.1

failure of Borrower or any Subsidiary of Borrower to pay, at scheduled maturity, any Indebtedness incurred by such Person with an aggregate outstanding principal in excess of $5,000,000; or
(f)    the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or any Subsidiary of Borrower for the payment of money in excess individually or in the aggregate of $5,000,000 and the Borrower or such Subsidiary shall not have either (1) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (2) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or
(g)    the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of the Lender (such consent to be provided) in the sole and absolute discretion of the Lender; or
(h)    the occurrence of (i) any Insolvency Event relating to Borrower (other than an Insolvency Event described in Section 9.1(d)) or (ii) the occurrence of any Insolvency Event relating to any Sedona Subsidiary; or
(i)    any Transaction Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or
(j)    the Borrower shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or
(k)    the Borrower (or any Subsidiaries of Borrower) shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or
(l)    the Internal Revenue Service or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower (or any Subsidiaries of Borrower), or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower (or any Subsidiaries of Borrower) and such lien shall not have been released within five (5) Business Days; or
(m)    any representation, warranty or certification made by the Borrower in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower provided, however, if such remedy cannot reasonably be completed prior to the end of such 30-day period, such 30-day remediation period will be extended as reasonably necessary, but not by more than sixty (60) days provided that Borrower has commenced the remediation within such 30-day period and proceeds with reasonable diligence to remedy such failure; or

Exhibit 10.1

(n)    (A)  the Borrower shall deny that it has any or further liability or obligation under any material provision of any Transaction Document to which it is a party; or (B) the validity or enforceability of any material provision of any Transaction Document shall be contested by the Borrower or any other party.
Section 9.2    Remedies.
(a)    Upon the occurrence of an Event of Default, the Lender may, by notice to the Borrower, declare the Termination Date to have occurred; provided that in the case of any event involving the Borrower described in Section 9.1(d), the Note and all Obligations of Borrower shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.
(b)    On and after the Facility Maturity Date, the Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under Applicable Laws, which rights shall be cumulative. Except only as expressly set forth in Section 9.2(a), prior to the Facility Maturity Date, the Lender shall not exercise any rights or remedies of any kind in connection with any Event of Default.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnities by the Borrower.
(a)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Lender, and its successors, assigns and officers, members, managers, partners, Affiliates, directors, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non‑monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party or in respect of Taxes (other than those described in clause (iv) of this Section 10.1(a) or in Section 2.12, Section 2.13, or Section 12.9). If the Borrower has made any indemnity payment pursuant to this Section 10.1 and Section 10.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party) relating to or resulting from:

Exhibit 10.1

(i)    any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(ii)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law;
(iii)    the failure by the Borrower to pay when due any Taxes for which the Borrower is liable;
(iv)    any repayment by the Lender of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Lender believes in good faith is required to be repaid;
(v)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances; or
(vi)    any payments (or expenses incurred by Lender to cure defaults under the Corporate Finance Debt Facility Documents.
(b)    Following any Indemnified Party’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses, any amounts subject to the indemnification provisions of this Section 10.1 shall be due and payable by the Borrower to such Person on the Facility Maturity Date.
(c)    If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a). Any amount to be contributed by Borrower under this Section 10.1(c) shall be due and payable by Borrower on the Facility Maturity Date.
Section 10.2    After‑Tax Basis.
Indemnification under Section 10.1, Section 2.12, Section 2.13, and Section 12.9 shall be on an after‑Tax basis.
ARTICLE XI
[Reserved]

Exhibit 10.1

ARTICLE XII

MISCELLANEOUS
Section 12.1    Amendments and Waivers.
Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower and the Lender.
Section 12.2    Notices, Etc.
All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e‑mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e‑mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.
Section 12.3    Jury Trial. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY TRANSACTION DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS CREDIT TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS CREDIT TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE TRANSACTINO DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS

Exhibit 10.1

RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Initial (Lender): _____            Initial (Borrower): ____
Section 12.4    No Waiver; Remedies.
No failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 12.5    Binding Effect; Benefit of Agreement.
This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns. Each Indemnified Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.
Section 12.6    Term of this Agreement.
This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the indefeasible payment and satisfaction of all of Borrower’s Obligations; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles IV and V, the provisions, including, without limitation the indemnification and payment provisions, of Article X, Section 2.13 and Section 12.9, shall be continuing and shall survive any termination of this Agreement.
Section 12.7    Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
Section 12.8    Waivers.
The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of Illinois, the courts of the United States for the Northern District of Illinois, and appellate courts from any thereof;

Exhibit 10.1

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.8 any special, exemplary, punitive or consequential damages.
Section 12.9    Costs and Expenses.
(a)    In addition to the rights of indemnification granted to the Indemnified Parties under ARTICLE X hereof, the Borrower agrees to pay on the Facility Maturity Date (except as otherwise provided in Section 2.11(a) and 2.11(b)) all costs and expenses of the Lender therefor incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the Note, the Intercreditor Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for such Person with respect thereto and with respect to advising such Person as to their respective rights and remedies under this Agreement, the Note, the Intercreditor Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such Person in connection with the enforcement of the Transaction Documents by such Person and the other documents to be delivered hereunder or in connection herewith.
Section 12.10    Execution in Counterparts; Severability; Integration.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Exhibit 10.1

Section 12.11    Waiver of Setoff.
Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Lender or its assets.
Section 12.12    Assignments by the Lender.
(a)    The Lender may, at any time after the Termination Date, assign, transfer, dispose of, hypothecate, encumber, pledge, or grant a security interest in or sell a participation interest in all or any part its interest in the Advances and any Transaction Document to any Person. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Lender.
(b)    The Lender, acting solely for this purpose as an agent of Borrower, shall maintain at its office, a copy of each assignment of transfer pursuant to Section 12.12(a) delivered to it and a register for the recordation of the names and addresses of the applicable parties (including participants), and the Commitments of, and principal amounts (and stated interest) of the Advances owing thereto pursuant to the terms hereof from time to time (the “Register”). Transfer by the Lender of its rights hereunder or under any Note may be effected only by the recording by the Lender of the identity of the transferee in the Register. The entries in the Register shall be conclusive, and Borrower, the Lender and each transferee may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by Borrower and transferee, at any reasonable time and from time to time upon reasonable prior notice.
Section 12.13    Heading and Exhibits.
The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 12.14    USA Patriot Act.
The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.
Section 12.15    Recourse.
All Obligations under this Agreement and under the other Transaction Documents shall be full recourse obligations of the Borrower.
Section 12.16    Notwithstanding anything to the contrary contained in this Agreement, in no event shall any amounts to be paid by Borrower to Lender, any Indemnified Party,

Exhibit 10.1

or any other Person pursuant to under this Agreement (other than any amounts due under Section 2.11(a) or Section 2.11(b), but only to the extent those amounts are paid on the Closing Date) be paid or payable by Borrower prior to the Facility Maturity Date.
[Remainder of Page Intentionally Left Blank.]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

IMH FINANCIAL CORPORATION, a Delaware corporation, as the Borrower

By: /s/ Lawrence D. Bain
Name: Lawrence D. Bain
Title: CEO and Chairman

[Signatures Continued on the Following Page]

Signature Page to Loan Agreement
49441146.1

Exhibit 10.1

LENDER:

SRE MONARCH LENDING, LLC, a Delaware limited liability company, as Lender
By:Singerman Real Estate Management Company, L.P., its Manager
By:Singerman Real Estate, LLC, its General Partner
By:/s/Seth Singerman

Name: Seth Singerman
Title: Manager

Signature Page to Loan Agreement
49441146.1

Exhibit 10.1

Annex A

IMH Financial Corporation 7001 North Scottsdale Road Suite 2050 Scottsdale, Arizona 85253 Attention: Larry Bain E-Mail: ldb@imhfc.com Fax: 602-926-0343
With a copy to: Polsinelli PC One East Washington Street Suite 1200 Phoenix, Arizona 85004 Attention: Jonathan Brohard Email: jbrohard@polsinelli.com Fax: 602-264-7033

Exhibit 10.1

Annex A (Continued)

SRE Monarch Lending, LLC c/o Singerman Real Estate, LLC 980 North Michigan Avenue Suite 1660 Chicago, Illinois 60611 Attention: Charlie Kellogg E-Mail: ckellogg@singerman.com Fax: (312) 475-9304
With a copy to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Kenneth M. Jacobson, Esq.
Email: kenneth.jacobson@kattenlaw.com
Fax: (312) 902-1061

Exhibit 10.1

EXHIBIT A
To Loan Agreement
FORM OF FUNDING NOTICE
[Date]
(IMH FINANCIAL CORPORATION)
SRE Monarch Lending, LLC
c/o Singerman Real Estate, LLC
980 North Michigan Avenue
Suite 1660
Chicago, Illinois 60611
Attention: Charlie Kellogg
via e-mail: ckellogg@singerman.com
via e-mail: sduncan@singerman.com

Re:
Loan Agreement, dated as of December __, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among IMH Financial Corporation, as the borrower (in such capacity, the “Borrower”) and SRE Monarch Lending, LLC, as the lender (the “Lender”)

Ladies and Gentlemen:
This Funding Notice is delivered to you pursuant to the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings provided in the Loan Agreement.
The undersigned, through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Borrower hereby requests an Advance in the principal amount of $_____________. The Advance shall be at least equal to the lower of (a) $2,500,000 or (b) the Unused Facility Amount.

2.	The Borrower hereby requests that such Advance be made on the following date: _____________.

3.	Wire Instructions: Name of Bank: A/C No.: ABA No.: Reference:

4.	The requested Advance shall be used only for a Permitted Use.

Exhibit 10.1

5.
All of the conditions precedent to the Advance requested herein as set forth in Article III of the Loan Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including the following:

(i)    The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);
(ii)    No event has occurred and is continuing, or would result from such Advance or from the application of proceeds therefrom, which constitutes a Default or an Event of Default; and
(iii)    The Borrower is in compliance with each of its covenants and agreements set forth in the Transaction Documents and, with respect to the initial Advance, no action, omission, fact, circumstance, condition or event has occurred or exists that would have constituted a Default or Event of Default under Section 5.2 had the covenants and agreements in Section 5.2 been in effect and binding on the Borrower from and after the Closing Date.

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned has executed this Funding Notice this ______ day of __________, ____.

IMH FINANCIAL CORPORATION, as the Borrower
By: __________________________________
Name:________________________________
Title:_________________________________

Exhibit 10.1

EXHIBIT B
FORM OF PROMISSORY NOTE
PROMISSORY NOTE
$5,000,000    December __, 2014
FOR VALUE RECEIVED, IMH FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to SRE MONARCH LENDING, LLC, a Delaware limited liability company (“Lender”), or its assigns, the principal sum of FIVE MILLION DOLLARS ($5,000,000), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Interest Rate as provided in the Loan Agreement, on the Facility Maturity Date.
This Promissory Note (this “Note”) is issued pursuant to the Loan Agreement, dated as of December __, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between the Borrower and the Lender. Capitalized terms used but not defined herein shall have the meanings provided in the Loan Agreement.
Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.
Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

Exhibit 10.1

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.
Payment of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan Agreement. No portion of the principal amount of this Note may be prepaid.
The Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.
All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan Agreement.
The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note.
The holder of this Note is entitled to the benefits of the Loan Agreement and may enforce the agreements of the Borrower contained in the Loan Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan Agreement.
This Promissory Note is the “Note” referred to in Section 2.1 of the Loan Agreement.
This Note shall be construed in accordance with and governed by the laws of the State of Illinois.
[Remainder of Page Intentionally Left Blank]

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

IMH FINANCIAL CORPORATION, as the Borrower
By:
Name:__________________________
Title:___________________________

Schedule attached to Promissory Note dated December __, 2014 of IMH FINANCIAL CORPORATION payable to SRE MONARCH LENDING, LLC.
Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

Exhibit 10.1

EXHIBIT I TO
To Loan Agreement
FORM OF SECTION 2.13 CERTIFICATE
Reference is hereby made to the Loan Agreement, dated as of December __, 2014 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among IMH Financial Corporation, as the borrower (in such capacity, the “Borrower”) and SRE Monarch Lending, LLC, as the Lender. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement. Pursuant to the provisions of Section 2.13 of the Agreement, the undersigned hereby certifies that:
1.    It is a ☐natural individual person,☐treated as a corporation for U.S. federal income tax purposes,☐disregarded for federal income tax purposes (in which case a copy of this Section 2.13 Certificate is attached in respect of its sole beneficial owner), or ☐ treated as a partnership for U.S. federal income tax purposes (one must be checked).
2.    It is the beneficial owner of amounts received pursuant to the Agreement.
3.    It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.
4.    It is not a 10-percent shareholder of Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.
5.    It is not a controlled foreign corporation that is related to Borrower within the meaning of section 881(c)(3)(C) of the Code.
6.    Amounts paid to it under the Agreement and the other Transaction Documents (as defined in the Agreement) are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]
By:
Title:
Date:

Exhibit 10.1

Exhibit 10.1

SCHEDULE 4.1(t)

Karlin Term Sheet

[See Attached]

Exhibit 10.1

November 28, 2014

Lawrence Bain
Chief Executive Officer and Chairman
IMH Financial Corporation
c/o Daniel B. MacDonnell, CFA
Managing Director
Cushman & Wakefield, Inc.
10250 Constellation Blvd., Suite 2200
Los Angeles, CA 90067

Dear Larry,

IMH Financial Corporation (the “Sponsor”) has requested that Karlin Real Estate, LLC, or an affiliate thereof (“Karlin” or “Lender”) consider providing a $30,000,000 credit facility (the “Credit Facility”) which will be used to refinance certain real property and 1st mortgages known as the IMHFC REO and loan portfolio generally described as the $97MM IMHFC portfolio (the “Property”), and pay for transaction fees and expenses associated therewith. The Credit Facility shall consist of a $30,000,000 senior secured term loan, assignment of first mortgages, and mezzanine loan for Legacy Holdings (the “Term Loan”). Based on the foregoing, Lender is willing to consider providing the Credit Facility substantially on the terms and conditions set forth herein (this “Term Sheet”).

Borrower(s):	A bankruptcy remote, single purpose entity owned and controlled by Sponsor.
Guarantor(s):	Borrower (to be detailed in the loan documents).

Closing Date:	On or before December 21, 2014 (the “Closing Date”).

Exhibit 10.1

Maturity Date:
2 years from the Closing Date.

The Credit Facility will have one twelve (12) month extension option, subject to the following conditions:

(1)    Borrower’s written request received not less than 30 days prior to loan maturity;
(2)    The Credit Facility in good standing as determined by Lender, in its sole and absolute discretion;
(3)    Payment of an extension fee of one percent (1.00%) of Credit Facility outstanding at the time of the extension with a minimum fee of $100,000.
(4)    Borrower shall have achieved certain performance milestones with respect to the Property to be defined in the definitive loan documents.

Original Issue Discount:	One percent (1.00%) of the total amount of the Credit Facility commitment, earned in full, non-refundable and due and payable on the Closing Date.
Interest Rate:
Obligations under the Credit Facility will accrue interest at a rate equal to one-month Libor, reset monthly and rounded up to the nearest 1/16%, plus the Loan Margin; provided that for purposes of calculating interest on the Credit Facility in no event will Libor be deemed to be less than .50% per annum.

The “Loan Margin” will be 850 basis points per annum.

Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year.
Scheduled Amortization:
The Credit Facility will have no scheduled amortization. Borrower shall repay the entire unpaid principal balance of the Credit Facility on the Maturity Date as defined herein, together with any other amounts owing to the Lender in connection therewith including any interest, fees and expenses.

Collateral:	The Credit Facility will be secured by a first priority lien on all assets of the Borrower (the “Collateral”), including, but not limited to, the Property.

Exhibit 10.1

Optional Prepayments:
Borrower shall be permitted to voluntarily prepay part or all of the outstanding principal balance of the Credit Facility at its option, upon notice as provided below, in an amount not less than the greater of 40% of the sale price, 40% of IMHFC Carrying Value as of 8/31/2014, or 40% IMHFC Market Value (or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to any negative covenants), together with interest accrued thereon to the date of such prepayment, plus amounts as defined below. Lender agrees to release all applicable liens and encumbrances on the individual collateral subject to the payments in full as outlined above. Lender shall provide allocable loan amounts on attached schedule A. Pay downs in excess of allocable loan amounts will be applied ratable across the remaining loan balances.

Early Prepayment Fee:
If the Credit Facility is prepaid in whole or in part prior to the Maturity Date for any reason, an early prepayment fee based on the repayment amount shall be payable as follows:

    Months 1-9: Make-Whole Amount
    Thereafter: Open to prepayment

“Make-Whole Amount” shall be defined as an amount equal to the product of: (a) the principal balance of the Credit Facility being repaid or prepaid, (b) the number of days from the date of repayment or prepayment through the first anniversary of the Closing Date, and (c) a daily rate based upon the Interest Rate per annum.

No voluntary prepayment will be permitted to be made by Borrower unless it shall have first delivered 30-day advance written notice to Lender, which notice, once given, shall be irrevocable.

Proceeds from the sale of collateral generally referenced as Scottsdale Canal and Hi-Lo during the Make-Whole period will be funded into a reserve account and made available to the Borrower for new loan originates. The Make-Whole shall not apply to these applicable funds in the reserve account.

Recourse:	The Credit Facility shall be non-recourse except for a completion guaranty for any required capital improvements, an environmental indemnity, and customary bad-boy carve-outs.

Lock Box:
A springing lock-box account (the “Lock Box Account”) will be established at closing at a financial institution acceptable to Lender and all revenues generated by the Property shall be deposited by tenants or the property manager directly therein. The Lock Box Account shall be controlled by Borrower until an event of default occurs, at which time it shall be controlled by Lender in accordance with the Loan Documents (as defined below).

Impounds:
During the term of the Credit Facility, Borrower shall deposit with Lender on a monthly basis an amount equal to 1/12 of the annual taxes and insurance premiums for the Property as estimated by Lender. Such amount may be reasonably adjusted to ensure sufficient funds will be available to pay such charges when due.

Exhibit 10.1

Covenants:
The Loan Documents (as defined below) will contain affirmative and negative covenants, and monthly financial covenants customarily found in loan agreements for similar financings including, but not limited to  (a) maximum loan-to-value ratios, in each case with levels, testing periods and definitions to be mutually and reasonably agreed upon.

Financial Reporting Requirements:
Periodic financial statements of Borrower and Guarantor, including but not limited to monthly rent rolls, leasing pipeline information, income statements certified by the Sponsor’s CEO or CFO; quarterly and annual financial statements certified by the Sponsor’s CEO or CFO; and such other reports as may be reasonably required by Lender.

Exclusivity:
For a period of thirty (30) days from and after the date hereof the Sponsor’s management team and the Sponsor agree to deal exclusively with the Lender in connection with the Credit Facility and agree not to offer or to enter into any agreement respecting the origination of a loan with any person or entity during such 30-day period other than the Lender.

In the event that Lender is willing to provide and close the Credit Facility after completion of its due diligence by the Closing Date on terms and conditions the same in all material respects to those described herein, the Sponsor shall continue to abide by the exclusivity requirement described above. The Closing Date can be extended by mutual agreement of the parties.

Confidentiality:
This Term Sheet and the financing arrangements described herein are delivered with the understanding that the Borrower shall not disclose this Term Sheet or the substance of the proposed financing arrangement contained herein to any person or entity outside of the Borrower’s organization, except to those professional advisors who are in a confidential relationship with Borrower and require knowledge thereof to perform their duties (such as legal counsel, accountants and financial advisors), or where disclosure is required by law.

Exhibit 10.1

Conditions Precedent:
The closing and funding of the proposed Credit Facility is subject to the following conditions:
(1)     A minimum “as-is” valuation for the Property as determined by Lender;
(2)     Phase I Environmental Site Assessment acceptable to Lender;
(3)     Property Condition Assessment acceptable to Lender;
(4)     Title insurance and current survey acceptable to Lender;
(5)     Satisfactory review by Lender of all such other customary due diligence items with respect to the Sponsor and the Collateral, including, but not limited to, financial reports, property management reports, zoning, permits and licensing, insurance, taxes, litigation, leases and material contracts;
(6)     The negotiation, execution and delivery of definitive loan documentation (the “Loan Documents”), in form and substance reasonably satisfactory to Lender;
(7)     Payment of all closing costs and fees and all unpaid expenses of the Lender for which Lender has not previously received from the Deposit (as defined below); and
(8)     Such other closing conditions customary for similar financings and others appropriate to the specific transaction.

No Commitment to Lend:
The Sponsor acknowledges that this Term Sheet is not intended to be and should not be construed as a commitment to lend, nor should it be construed as an attempt to establish all of the terms and conditions relating to the proposed financing contemplated herein. It is intended only to be indicative of certain terms and conditions with the Credit Facility, and it is not intended to preclude negotiations within the general scope of these terms and conditions.

Breakup Fee:
If Lender is approved by its investment committee to complete the transaction on terms and conditions outlined in this Term Sheet, and the parties have material agreed on the documentation for the above referenced transaction, but the Sponsor decides to enter into a financing arrangement with a third party other than Lender, within the exclusive period defined above, the Sponsor shall pay to Lender upon demand a fee (the “Breakup Fee”) of three percent (3.00%) of the Credit Facility as liquidated damages (i.e., the Sponsor shall not be subject to any other claims by Lender upon payment of the Breakup Fee).

The Sponsor shall reimburse Karlin for all reasonable out of pocket fees and expenses incurred by or on behalf of Karlin in connection with the preparation, negotiation, execution and delivery of the Loan Documents, including, without limitation, attorneys’ fees and costs, and all other expenses incurred by Karlin in connection with its due diligence (collectively, the “Expenses”). The Sponsor agrees that any third-party reports obtained by Karlin in connection with its underwriting shall be the property of Karlin and shall only be made available to the Sponsor at Karlin’s sole and absolute discretion.

Exhibit 10.1

Upon execution of this Term Sheet, the Sponsor shall wire Karlin a $100,000 expense deposit (the “Deposit”) pursuant to the wire instructions set forth on Exhibit A attached hereto to fund the Expenses incurred by or on behalf of Karlin in connection with the Credit Facility underwriting. If the Deposit is insufficient to cover the Expenses, the Sponsor shall promptly reimburse Karlin for any shortfall. If Karlin concludes for any reason that it will not make the Credit Facility available to the Sponsor, Karlin will return the unused balance of the Deposit. Following the closing of the Credit Facility, Karlin will refund to the Sponsor any unused balance of the Deposit.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

The terms and conditions set forth herein shall expire at 5:00 p.m. (PST) on November 28, 2014, unless prior thereto Karlin shall have received (a) a copy of this letter, countersigned by the Sponsor, accepting the terms and conditions of this Term Sheet, and (b) the Deposit.
This Term Sheet (i) represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto; (ii) shall be governed by the laws of the State of California; (iii) shall be binding upon the parties and their respective successors and assigns; (iv) may not be relied upon or enforced by any other person or entity; and (v) may be signed in multiple counterparts and may be delivered by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this Term Sheet becomes the subject of a dispute, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs and each of the parties hereto hereby waives trial by jury. This Term Sheet may be amended, modified or waived only in writing signed by each of the parties hereto.

Very truly yours,

KARLIN REAL ESTATE, LLC,
a Delaware limited liability company

By: /s/ Larry W. Grantham, Jr
Name:     Larry W. Grantham, Jr.
Title:    Managing Director
AGREED AND ACCEPTED on this
28 day of November, 2014:
IMH Financial Corporation
By: /s/ Lawrence Bain
Name: Lawrence Bain
Title: CEO & Chairman

Exhibit 10.1

EXHIBIT A

JPMorgan Chase Bank, N.A.
ABA: 021000021
Acct#: 403202398
ACH Routing #: 322271627
Acct Name: Calmwater Capital 3, LLC
Re: Karlin Opportunity Fund, LLC

Please e-mail the fed reference number to Priscilla Lee (priscilla@karlinam.com) upon transmission.